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                                                                   Exhibit 10.17



                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT (the "Agreement"), effective as of the 16th day of November, 2000 (the "Effective Date"), between Prodigy Communications Limited Partnership, a Delaware limited partnership (the "Company"), with its principal place of business at 6500 River Place Blvd., Bldg. III, Austin, Texas 78730, and Richard S. Walker, residing at 5200 Anaconda Lane, Austin, TX 78730 (the "Executive").

                  WHEREAS, the Company desires to employ the Executive as Senior Vice President Human Resources and Administrative Operations, and the Executive desires to be employed in that capacity with the Company, pursuant to the terms and conditions set forth herein;

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.                TERM OF AGREEMENT.

                  The terms and conditions of this Agreement shall commence on the Effective Date and terminate on November 15, 2003, unless sooner terminated in accordance with the provisions of Section 4 herein (the "Agreement Period"). This Agreement does not alter the at-will relationship, in that the Company retains the right to terminate this Agreement and the Executive's employment with the Company, with or without cause, as set forth in Section 4 herein.

2.                TITLE AND CAPACITY.

                  The Executive shall serve as Senior Vice President, Human Resources and Administrative Operations, of the Company. The Executive shall report to, and be subject to the supervision of, the Company's Chief Executive Officer. The Executive shall have such authority as is delegated to him by the Chief Executive Officer. The Executive shall be based in the general metropolitan area of Austin, Texas.

                  The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position, and such other duties and responsibilities as the Chief Executive Officer shall from time to time assign to the Executive. During the term hereof, the Executive shall devote Executive's entire business time, his best efforts, attention and energies to the business and interests of the Company. The Executive shall abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company, in its sole discretion.

3.                COMPENSATION AND BENEFITS.

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                  3.1 SALARY. The Company shall pay the Executive, in accordance with its normal payroll practices, a base salary of $7291.67 bi-monthly (which annualizes to $175,000.00) commencing on the November 16, 2000. Based on performance, such salary may be subject to increase consistent with existing merit increase guidelines.

                  3.2 PERFORMANCE BONUSES. The Executive shall be eligible to participate in an annual bonus plan. The target for 100% successful completion of established objectives is 40% of his annual base salary as a performance bonus during each calendar year of the Agreement Period. During each such year, 50% of such bonus shall be contingent upon the successful completion of personal performance goals as mutually agreed between the Executive and the Chief Executive Officer, and 50% of such bonus shall be contingent upon the successful completion of corporate goals as determined by the Company. The amount of the performance bonus, if any, shall be determined and paid according to normal Company procedure, but not later than 90 days after the end of each such calendar year during the Agreement Period.

                  3.3 FRINGE BENEFITS. The Executive shall be entitled to participate in all fringe benefit programs that the Company establishes and makes available to its employees from time to time to the extent that Executive's position, tenure, salary, health and other qualifications make him eligible to participate.

                  3.4 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with the performance of his duties hereunder, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request; provided, however, that the nature and amount of such expenses shall be subject to the Company's expense reimbursement policies then in effect.

                  3.5      STOCK PURCHASE OPTION.

                           (a) The Executive has previously been granted certain
                  options to purchase shares of common stock of the general partner of the Company, Prodigy Communications Corporation (hereinafter "General Partner") pursuant to the terms and conditions set forth in the employee stock purchase plan in effect on the date of the grant thereof. Such options shall continue to be


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                  governed by the terms and conditions under which they were originally granted.

                           (b) During the Agreement Period, the Company will
                  consider on an annual basis, and in its sole discretion, the grant of additional stock options to Executive, including any grants in 2001.

                           (c) All options previously granted to Executive, or
                  subsequently granted hereunder, shall immediately vest should the Company be subject to a substantial change of control, at the expiration of this contract, or upon termination of this Agreement as set forth in section 4.3 and section 4.5 herein. Executive shall have 24 months from the substantial change of control, contract expiration or termination in which to exercise such options. This provision will supercede any conflicting provision to the contrary in the specific option grant.

4.                TERMINATION

                  This Agreement, and the employment of the Executive pursuant to this Agreement, shall terminate upon the occurrence of any of the following:

                  4.1 At the election of the Company for Cause (as hereinafter defined), immediately upon written notice by the Company to the Executive. For purposes of this Agreement, "Cause" shall mean:

                           (a) the failure of the Executive to perform his
                  reasonably assigned duties in a satisfactory manner, after notice and a reasonable opportunity to correct;

                           (b) Executive's dishonesty, gross or repeated
                  negligence, or gross or repeated misconduct; or

                           (c) the conviction of the Executive of, or the entry
                  of a plea of guilty or nolo contendere by the Executive to, any felony;

                  4.2 Thirty days after the death or Disability (as hereinafter defined) of the Executive. For purposes of this Agreement, "Disability" shall mean the inability of the Executive, due to a physical or mental disability, for a period of more than 12 weeks, whether or not consecutive, during any 360-day period to perform, with or without reasonable accommodation, the essential services contemplated under this Agreement. A determination of Disability shall be made by a physician satisfactory to both the Executive and


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                  the Company; PROVIDED THAT if the Executive and the Company do
                  not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties. Nothing contained herein is intended, or shall be interpreted, to limit the parties' rights and responsibilities pursuant to the Family and Medical Leave Act and/or the Americans with Disabilities Act, if applicable. This Agreement may be modified by a court, if necessary, to meet the minimum requirements of the law;

                  4.3 At the election of the Executive, upon 30 days written notice of termination, for Good Reason. For purposes of this Agreement only, "Good Reason" shall mean:

                           (a) any significant diminution in the duties of the
                  Executive under this Agreement, which includes reporting to anyone other than the Chief Executive Officer;

                           (b) the Company's requirement that the Executive
                  relocate outside of the general metropolitan area of Austin, Texas; or,

                           (c) substantial change of control of the Company, or
                  if the shares of the General Partner are no longer publicly traded; provided, however, that Executive must provide notice of termination hereunder within 90 days of the alleged substantial change of control in order for his resignation to qualify as termination for "Good Reason." Otherwise, such resignation shall be governed by the provisions of Section 4.4 herein and related provisions;

                  4.4 At the election of the Executive for any reason other than Good Reason, upon not less than 30 days prior written notice of termination;

                  4.5 At the election of the Company, for any reason other than Cause, upon 30 days written notice of termination; or

                  4.6 Upon the expiration of the Agreement Period, without further action or notice by either party.

5.                EFFECT OF TERMINATION.

                  5.1 TERMINATION PURSUANT TO SECTION 4.1 OR SECTION 4.4 HEREIN. In the event the Executive's employment is terminated, by either party, pursuant to Section 4.1 or Section 4.4 herein, the Company


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                  shall, through the last day of his actual employment by the
                  Company, continue to pay to the Executive his base salary as in effect on the date of notice of termination and continue to provide to the Executive, through his last day of actual employment, the fringe benefits available to his under
                  Section 3.3 hereof. Upon receipt of notice of termination by the Company or the Executive, the Company may, in its sole discretion, immediately terminate the active duties of the Executive and, in such case, the "last day of actual employment" shall mean the 30th day following receipt of such notice. Otherwise, the "last day of actual employment" shall mean the last day that the Executive performs services for the Company as set out herein.

                  5.2 TERMINATION FOR DEATH OR DISABILITY. If the Executive's employment is terminated due to death or Disability pursuant to Section 4.2, the Company shall continue to pay to the estate of the Executive or to the Executive, as applicable, for a period of six (6) months after termination of employment due to death or Disability, the Executive's base salary as in effect on the date of termination, and the Executive's bonus, prorated to the last day of actual employment.

                  5.3 TERMINATION PURSUANT TO SECTION 4.3 OR SECTION 4.5 HEREIN.

                           (a) If the Executive's employment is terminated
                  pursuant to Section 4.3 or Section 4.5 herein, the Company shall:

                                    (i) continue to pay to the Executive his
                  base salary as in effect on the date of notice of termination and continue to provide to the Executive the fringe benefits available to him under Section 3.3 hereof until the last day of actual employment;

                                    (ii) pay to Executive a portion of the
                  performance bonus to which he would otherwise be entitled under Section 3.2, prorated to the last day of actual employment. Such prorated bonus, if any, shall be paid within 45 days after the last day of actual employment;

                                    (iii) continue to pay to Executive, for a
                  period of six (6) months following the last day of actual employment, his base salary as in effect on the date of notice of termination; and

                                    (iv) continue to provide to Executive, for a
                  period of six (6) months following the last day of actual employment, health insurance benefits, in effect on the date of notice of termination.


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                           (b) Upon receipt of notice of termination, by
                  Executive or Company, pursuant to Section 4.3 or Section 4.5, the Company may, in its sole discretion, immediately terminate the active duties of the Executive and, in such case, the "last day of actual employment" shall mean the 30th day following receipt of such notice. Otherwise, the "last day of actual employment" shall mean the last day that the Executive performs services for the Company as set out herein.

                  5.4 TERMINATION AT EXPIRATION OF AGREEMENT. This Agreement shall expire on November 15, 2003, without further action or notice by either party, with the Company's sole obligation being the payment of the Executive's base salary, pro-rata bonus and fringe benefits, then in effect, until the last date of actual employment. Upon the expiration of this Agreement, the parties may renew the Agreement, or enter into a new agreement, upon the mutual written consent of both parties.

                  5.5 CONDITION OF PAYMENT. Any payment to Executive allowed or provided in this Section 5 and its subsections, except for payment of salary and fringe benefits earned and accrued as of the last date of actual employment, is conditioned upon:

                           (a) the Executive's compliance with the terms and
                  conditions contained in this Agreement, specifically, but not limited to, those terms and conditions set out in Sections 6 and 7; and

                           (b) the execution by Executive, at the Company's
                  request, of a release of all claims against the Company, its officers, directors, subsidiaries, parent company(ies) and affiliates, in the form provided by the Company.

6.                NON-COMPETE.

                  The Executive is employed hereunder as the Senior Vice President - Human Resources and Administrative Operations. As consideration for executing this Agreement, the Company shall provide to the Executive certain additional confidential and Proprietary Information (as this term is defined in Section 7 below) and training, to enable the Executive to function in this capacity. Executive is responsible for, among other things, building and maintaining business relationships and goodwill with current and future customers, clients, employees and prospects. Executive acknowledges and agrees that this responsibility creates a special relationship of trust between the Company, the Executive, and these persons or entities, and that this relationship creates a high risk and opportunity for the Executive to misuse


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Proprietary Information. In light of the foregoing, and in order to protect the legitimate business interests of the Company, the following agreement not to compete shall apply:

         (a) During the Executive's active employment and for a period of six months following the Executive's termination of employment, the Executive will not:

                  (i) be a partner, stockholder (other than as the holder of not more than one percent (1%) of the total outstanding stock of), officer, employee, consultant, director, joint venture, investor or lender of or to America Online, Inc., Microsoft Network, A T & T WorldNet, EarthLink Network, Inc., or any corporation or other entity acquiring any of the foregoing or involved in providing Internet Access services or Small Business Solutions that compete directly with Prodigy; or

                  (ii) directly or indirectly recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with the Company; or

                  (iii) directly or indirectly solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts of the Company, including but not limited to those clients, customers or accounts which were contacted, solicited or served by the Executive while employed by the Company.

         (b) ENFORCEMENT AND DAMAGES. Breach of this covenant not to compete will cause immediate, substantial and irrevocable harm to the Company. Therefore, the Company is entitled to seek specific performance or injunctive relief in order to enforce this covenant not to compete. In addition to specific enforcement and/or injunctive relief, should Executive breach this covenant not to compete, he agrees to pay Company liquidated damages of two times (2x) the revenue or income the Executive receives from activities found to violate this covenant. Executive acknowledges and agrees that legal, or monetary, damages stemming from any breach of this covenant not to compete may be difficult to ascertain with certainty, and that the liquidated damages set out herein are a fair estimate of actual damages and not intended as a penalty.

         (c) Unless the context otherwise requires, all references in this
Section 6 and in Section 7 below to the "Company" shall include all current or future subsidiaries, affiliates and parent company(ies) of the Company.

         (d) ACKNOWLEDGMENT. Executive acknowledges that the additional confidential and Proprietary Information and training provided to Executive pursuant to this Agreement gives rise to the Company's interest in restraining Executive from competing with the Company, that this covenant not to compete is


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designed to enforce such considerations, and that any limitations as to time, geographic scope, and the scope of activity to be restrained, as defined herein, are reasonable and do not impose a greater restraint than is necessary to protect the legitimate business interests of the Company. The Executive further acknowledges and agrees that if, at some later date, a court of competent jurisdiction determines that this Agreement does not meet the criteria set forth in TEX. BUS. & COM. CODE Section 15.50(2), this Agreement shall be reformed by the court, pursuant to TEX. BUS. & COM. CODE Section 15.51(c), by the least extent necessary to make it enforceable.

7.                PROPRIETARY INFORMATION AND DEVELOPMENTS.

                  7.1      Proprietary Information.

                           (a) The Executive agrees that all information and
                  know-how related to the activities of the Company, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. The Executive will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes, without the prior written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary information has become public knowledge without fault by the Executive. Should the Company authorize the release of Proprietary Information to parties outside the Company, it may, in its sole discretion, require that the Executive obtain written assurances from such third-party(ies) to respect and maintain the confidentiality of such information.

                  (b) The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company, and may not be used in a manner detrimental to the Company or its interests. Executive shall not release Proprietary Information to other employees of the Company unless


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                  such employees are authorized to receive such Proprietary
                  Information, and then such release shall be on a "need to know" basis only.

                  (c) The Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company's business.

                  (d) Executive agrees that, upon request of Company or upon termination or expiration, of this Agreement, for any reason, Executive shall return to Company all documents, disks or other computer media, or other materials that have been released to Executive by the Company, or is in his possession or control, that may contain Proprietary Information, or that can be derived from ideas, concepts, creations, or trade secrets and other Proprietary Information.

                  (e) This Section 7.1 is intended to, and shall, expand the protection of Company's trade secrets and confidential and proprietary information. Therefore, this Section shall be interpreted in conjunction with other agreements or Company policies, if any, in order to provide the maximum possible protection to such trade secrets and confidential and proprietary information. Should any term or condition of this Agreement conflict with any other agreement or policy, the most protective term shall apply, so long as such term is enforceable as a matter of law.

                  7.2 DEVELOPMENTS.

                           (a) The Executive will make full and prompt
                  disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, related to the activities of the Company, whether patentable or not, which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment by the company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Development").


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                           (b) The Executive agrees to assign and does hereby
                  assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. The Executive also acknowledges that all work fixed in a tangible medium of expression shall be deemed a work made for hire under the US Copyright Act such that the work is owned by the Company at the moment of creation.

                           (c) The Executive agrees to cooperate fully with the
                  Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interest in any Development.


                  7.3 OTHER AGREEMENTS. The Executive hereby represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret, confidential or proprietary information, knowledge or data acquired by his in confidence or in trust prior to his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

8. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon sending, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other, in writing, in accordance with this Section 8. Personal delivery to the Company shall be deemed effective when such notice is delivered to the Chief Executive Officer.

9. PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, except that the Nonstatutory Stock Option, Agreement


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Regarding Confidential Information and the Prodigy Business Conduct Guidelines,
and Intellectual Property Agreement shall remain in full force and effect, unless otherwise specifically provided herein.

11. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

12. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Texas, without reference to conflict of law principles.

13. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; PROVIDED, HOWEVER, that the obligations of the Executive are personal and shall not be assigned by him.

14. SURVIVING TERMS. The provisions of Sections 5.2, 5.3, 5.4, 5.5, and 14 shall survive the expiration or termination of this Agreement under the circumstances specified in those Sections for the periods specified in such Sections. Sections 6 and 7 shall survive the termination of this Agreement.

15.               MISCELLANEOUS.

                  15.1 No delay or omission by either the Company or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

                  15.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substances of any section of this Agreement.

                  15.3 If any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. Any provision found to be invalid, illegal or unenforceable shall be deemed, without further action on the part of the parties hereto, to be modified, amended and/or limited to the minimum extent necessary to render such clauses and/or provisions valid and enforceable.

                  15.4 Any payments to the Executive pursuant to the terms of this Agreement shall be reduced by such amounts as are required to be withheld with respect thereto under all present and future federal,


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                  state and local tax laws and regulations, and other laws and regulations, as well as other deductions subsequently authorized in writing by the Executive.

























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                  IN WITNESS THEREOF, the parties hereto have executed this
Agreement as of the day and year set forth above.

                   PRODIGY COMMUNICATIONS LIMITED PARTNERSHIP

                   BY:  PRODIGY COMMUNICATIONS CORPORATION, GENERAL PARTNER




                   ______________________                Date ________________


                   EXECUTIVE



                   ______________________                Date ________________
























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